Exhibit 10.1

SHARE EXCHANGE AGREEMENT

among

ORBIT CAPITAL INC.

LIORA TECHNOLOGIES EUROPE LTD.

and

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

dated as of

November 21, 2025

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of November 21, 2025, is entered into by and among Orbit Capital Inc., a Cayman Islands corporation (the “Seller”), Liora Technologies Europe Ltd., a corporation organized under the laws of England and Wales which is wholly-owned by the Seller (the “Company”), and Lixte Biotechnology Holdings, Inc., a Delaware corporation (“PubCo”).

RECITALS

WHEREAS, the Company was formed on October 7, 2025 as a private company with the Registrar of Companies for England and Wales;

WHEREAS, effective as of November 11, 2025, the Company acquired the assets as identified on Schedule 1 attached hereto including, without limitation, the Company Equipment and the Company Intellectual Property (the “Acquired Assets”), pursuant to an Asset Purchase Agreement dated as of November 4, 2025 (the “Liora Asset Purchase Agreement”) entered into among the Company, Advanced Oncotherapy PLC, a private company incorporated in England which was in “Administration” and the administrators named therein;

WHEREAS, the Company Equipment is located at The Landlord’s Daresbury Laboratory Keckwick Ln, Daresbury, Warrington WA4 4AD (the “Premises”), pursuant to a lease agreement dated as of November 17, 2025 (the “Liora Lease”) entered into between the Company and United Kingdom Research and Innovation, an executive non-departmental public body sponsored by the Department for Science, Innovation and Technology whose principal office is at Polaris House, North Star Avenue, Swindon SN2 1FL;

WHEREAS, Medgenesis Global Inc., a company incorporated and registered in the State of Wyoming (“Medgenesis”), was the original owner of 1,000 Ordinary Shares, aggregate nominal value 10GBP per share, of the Company (the “Shares”), which represented all of the issued and outstanding equity securities of the Company;

WHEREAS, pursuant to a Share Purchase Agreement dated as of November 10, 2025 (the “Orbit Purchase Agreement”), Medgenesis sold all of the Shares to Seller free and clear of all Encumbrances;

WHEREAS, as of the date hereof, Seller owns all of the issued and outstanding Shares;

WHEREAS, Seller wishes to sell to PubCo, and PubCo wishes to purchase from Seller, all and not less than all of the Shares, subject to the terms and conditions set forth herein and in exchange, Seller shall receive certain shares of preferred stock of PubCo and other consideration as set forth herein (the “Share Exchange”);

WHEREAS, subject to tax review and analysis, it is the intention of the parties that the Share Exchange shall qualify as a tax-free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S for offers and sales of securities outside the U.S.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Royalty Agreement, the Certificate of Designation, and such other documents and agreements required to be executed and delivered under this Agreement.

“Basket” has the meaning set forth in Section 8.04(a).

“Business” means the business of developing and delivering the proton-based radiotherapy solution called LIGHT (Linac Image Guided Hadron Therapy) as such business is carried on by the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Certificate of Designation” means the Certificate of Designation of PubCo with respect to the Series C Preferred Stock.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company” has the meaning set forth in the recitals.

“Company Common Stock” has the meaning set forth in Section 3.03(a).

“Company Equipment” means the equipment owned by the Company as set forth in Section 3.09.

“Company Intellectual Property” means all Intellectual Property owned by the Company and used in its business as currently conducted.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchanged Common Shares” means the 2,700,000 shares of PubCo Common Stock initially issuable upon conversion of the Exchanged Preferred Shares.

“Exchanged Preferred Shares” means the 2,700 shares of Series C Preferred Stock issued to the Seller pursuant to Section 2.02(a) herein.

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“Exchanged Shares” means the Exchanged Preferred Shares and the Exchanged Common Shares.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller or the Company after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

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“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or PubCo, as the case may be, or (b) the ability of a party to this Agreement to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or PubCo operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) by mutual agreement of the parties hereto; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company or PubCo to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or PubCo, as the case may be, compared to other participants in the industries in which the Company or PubCo conducts its businesses.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PubCo” has the meaning set forth in the preamble.

“PubCo Common Stock” means PubCo’s common stock, $0.0001 par value per share.

“PubCo Indemnitees” has the meaning set forth in Section 8.02.

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“PubCo Shareholder Approval” means the approval of PubCo’s stockholders at a duly convened PubCo Stockholder Meeting.

“PubCo Stockholder Approval Matters” means (i) the authorization for the conversion of the Exchanged Preferred Shares into PubCo Common Stock, and (ii) any other proposals PubCo and Seller mutually agree is necessary or desirable to consummate the transactions contemplated by this Agreement or in connection with the Share Exchange.

“PubCo Stockholder Meeting” means any annual or special meeting of the stockholders of PubCo.

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Series C Preferred Stock” means the PubCo’s Series C Preferred Stock having the rights and preferences as set forth in the Certificate of Designation attached hereto as Exhibit 1, which Series C Preferred Stock shall have a face value of $1,000 per share, shall be non-voting and shall be convertible into the Exchanged Common Shares.

“Shares” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

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ARTICLE II

SHARE EXCHANGE

Section 2.01 Exchange. Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, each Seller shall sell, transfer and assign to PubCo, and PubCo shall acquire from Seller, all of the Shares, free and clear of all Encumbrances, in exchange for the consideration specified in Section 2.02.

Section 2.02 Consideration; PubCo Shares. In exchange for PubCo’s purchase of the Shares from Seller, PubCo shall pay the following consideration to Seller at the Closing:

(a) PubCo shall issue to Seller the Exchanged Preferred Shares consisting of 2,700 shares of PubCo’s Series C Preferred Stock;

(b) Pay to Seller 10.56 Bitcoin and 300 Ethereum (collectively, the “Digital Payment”);

(c) Pay $440,000 in cash to Seller, and

(d) Execute and deliver a royalty agreement to Seller in the form attached hereto as Exhibit 2 (the “Royalty Agreement”), pursuant to which PubCo will pay the Seller a royalty (the “Royalty”) equal to 10% of the net revenues derived from (i) the operation or use of the Company Equipment, (ii) the licensing of the Company Equipment to any third-parties, and (iii) any consideration received from the sale or other monetization or commercialization of the Company Equipment; provided, however that the maximum Royalty payable by PubCo (or any successor in interest) to Seller hereunder shall not exceed $45,000,000.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, PubCo shall:

(i) deliver to Seller certificates representing the Exchanged Preferred Shares or proof of book-entry transfer of such Exchanged Preferred Shares registered in the name of Seller;

(ii) pay to Seller the amount of $440,000 by wire transfer of immediately available funds to an account specified by Seller within three Business Days after the Closing;

(iii) pay to Seller the Digital Payments to one or more digital accounts specified by Seller within three Business Days after to the Closing; and

(iv) deliver to the Seller, duly executed Ancillary Documents to which PubCo is a party, and all other agreements, documents, instruments or certificates required to be delivered by PubCo at or prior to the Closing pursuant to Section 7.03 of this Agreement.

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(b) At the Closing, Seller shall deliver to PubCo:

(i) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii) duly executed Ancillary Documents to which Seller is party to, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the Share Exchange contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Seller and PubCo may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by Seller (the “Seller’s Disclosure Letter”) on or after the date hereof, it being specifically agreed that disclosure of any item in any section of the Seller’s Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Seller hereby represents and warrants to PubCo that, as of the date hereof:

Section 3.01 Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action that is or may be required on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by PubCo) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

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Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of England and Wales. The Company has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effective on the Company. All corporate actions taken by the Company in connection with this Agreement and the Ancillary Documents to which the Company is a party, has been duly authorized.

Section 3.03 Capitalization; Ownership of Shares.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000 Ordinary Shares, nominal value GBP0.01 per share (“Company Common Stock”), of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, PubCo will be the record and beneficial owner of all of the Shares, free and clear of all Encumbrances.

(b) None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

Section 3.04 No other Subsidiaries or Business. As of the date of this Agreement, the Company’s sole business and operations is the ownership of the Acquired Assets. The Company does not own or operate any other subsidiaries and does not own any equity interest in any other entity.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a material violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or the Company; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject, or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Seller or the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby.

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Section 3.06 [Reserved].

Section 3.07 Undisclosed Liabilities. The Company does not have any liabilities, obligations or commitments of any nature whatsoever, whether absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), other than (a) those set forth in Schedule 3.07 of the Seller’s Disclosure Schedules, (b) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 [Reserved]

Section 3.09 Company Equipment. The Company has good and valid title to all of the Acquired Assets including the machinery and equipment set forth on Schedule 3.09 of the Seller’s Disclosure Schedules (the “Company Equipment”), and any Intellectual Property related thereto, free and clear of all Encumbrances. The Company Equipment is all of the equipment needed by the Company to operate its business as currently conducted.

Section 3.10 Title to Other Assets; Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property (including the Liora Lease) and personal property and other assets used in the operation of its. The Company does not own or lease any Real Property other than pursuant to the Liora Lease. A true and correct copy of the Liora Lease has been provided by Seller to PubCo.

Section 3.11 Condition and Sufficiency of Assets. The fixtures, machinery, equipment, and other items of tangible personal property currently owned or leased by the Company including, without limitation, the Company Equipment, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such fixtures, machinery, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The fixtures, machinery, equipment, and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Company.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller’s Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

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(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Company’s ownership or use of Intellectual Property. The Company has provided PubCo with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has provided PubCo with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

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(e) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided PubCo with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f) The conduct of Company the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

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(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) The Company has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company, which has a Material Adverse Effect on the Company or any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by Seller or any Affiliate of Seller (including the Company) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.14 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to its business, properties or assets.

(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

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Section 3.15 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect.

(c) No claim has been made by any taxing authority against the Company in any jurisdiction where the Company may be subject to Tax by that jurisdiction.

(d) There are no pending, or to Seller’s Knowledge, threatened, Actions by any taxing authority against the Company.

(e) The Seller or the Company has delivered to PubCo copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 2020.

(f) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(g) Section 3.15(g) of the Seller’s Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.16 Material Contracts.

(a) Except as set forth in Schedule 3.16(a) of the Seller’s Disclosure Letter, as of the date of this Agreement, the Company is not a party to any of the following contracts that are currently in effect (each being a “Material Contracts”):

(i) Contracts involving aggregate consideration payable by the Company in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) Contracts that require royalty or other payments to use any material Company Intellectual Property;

(iii) Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

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(iv) Contracts that provide for the assumption by the Company of any Tax, environmental or other Liability of any Person;

(v) Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) that is not in the ordinary course of business of the Company;

(vi) Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company in excess of $25,000;

(vii) Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area that the Company currently conducts business in or competes in;

(viii) Contracts to which the Company is a party that provides for any joint venture, partnership or similar arrangement by the Company with any other Person; and

(ix) Collective bargaining agreements or Contracts with any union to which the Company is a party or any employment, consulting or similar agreement that is not terminable at will by the Company with no more than 30 days notice and without any ongoing obligation or severance or other similar obligation.

As of the date of this Agreement, each Material Contract set forth in Schedule 3.14(b) of the Seller’s Disclosure Letter is in full force and effect and is a valid and binding agreement enforceable against AMPX and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms.

Section 3.17 Books and Records. The minute books and stock record books of the Company, all of which have been made available to PubCo, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.18 Related Party Transactions. Except as set forth on Section 3.18 of the Seller’s Disclosure Schedules, there are no Contracts or other arrangements involving the Company in which any Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.19 Brokers. Except as set forth in the Section 3.19 of the Seller’s Disclosure Letter, no broker, finder or investment banker (collectively, a “Broker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the any Seller.

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Section 3.20 Investment Representations.

(a) Seller has been given access PubCo’s filings with the United States Securities and Exchange Commission available at www.sec.gov (“SEC Filings”) and has utilized such access for the purpose of obtaining investment information about PubCo.

(b) Seller acknowledges that an investment in the Exchanged Shares involves a high degree of risk and each Seller has read and understands the SEC Filings, including the risk factors included in PubCo’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. Seller is in a financial position to hold the Exchanged Shares indefinitely and is able to bear the economic risk and withstand a complete loss of an investment in the Exchanged Shares.

(c) Seller has obtained, to the extent Seller deems necessary, professional advice with respect to the risks inherent in the investment in the Exchanged Shares, the condition and business of PubCo, and the suitability of the investment in the Exchanged Shares in light of Seller’s financial condition and investment objectives.

(d) Seller, either alone or with the assistance of such Seller’s professional advisor(s), if any, is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the prospective investment in the PubCo Common Stock.

(e) The Exchanged Shares will be acquired for investment purposes for Seller’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. Seller has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Act, or any applicable state securities or blue sky law, and Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchanged Shares.

(f) Seller has been solely responsible for Seller’s own due diligence investigation of PubCo and its business, and Seller’s analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else’s analysis or investigation of PubCo, its business or the merits and risks of the Exchanged Shares, other than professionals employed or engaged specifically by Seller to assist Seller in taking any action or performing any role relative to the arranging of the investments being made pursuant to this Agreement.

(g) Seller acknowledges and understands that the issuance of the Exchanged Shares has not been, and will not be, registered under the Act or under the securities laws of any state or other jurisdiction, and the Exchanged Shares are characterized under the Securities Act as a “restricted security” and therefore, cannot be sold or transferred unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available. Seller represents that Seller is familiar with Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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(h) Seller has been advised that the issuance of the Exchanged Shares is not being registered under the Securities Act or any other applicable securities laws of any country or state, and is being offered and sold pursuant to exemptions from such laws, and that PubCo’s reliance upon such exemptions is predicated in part on Seller’s representations contained herein. Seller represents that it is either (1) not a United States of America citizen or resident of any state therein or (2) is an “accredited investor” as defined under Rule 501(a) of Regulation D under the Securities Act, that it has not been organized for the specific purpose of investing in the Exchange Shares and is not acquiring the Exchanged Shares as the result of any “general solicitation” or “general advertising” as those terms are used in Regulation D under the Securities Act.

(i) Seller acknowledges and understands that the conversion of Exchanged Preferred Shares is limited until receipt of the PubCo Shareholder Approval.

(j) Without in any way limiting the representations set forth above, Seller further agrees that he, she or it may not make any disposition of all or any portion of the Exchanged Shares unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii) Seller shall have notified PubCo of the proposed disposition and shall have furnished PubCo with a detailed statement of the circumstances surrounding the proposed disposition, and Seller shall have furnished PubCo with an opinion of counsel, reasonably satisfactory to PubCo, that such disposition will not require registration of such shares under Securities the Act; or

(iii) such proposed disposition complies in all respects with Rule 144 or any successor rule or Regulation S providing a safe harbor for such dispositions without registration and Seller shall have furnished PubCo with an opinion of counsel, reasonably satisfactory to PubCo, that such disposition is in accordance with Rule 144 or Regulation S.

ARTICLE IV

Representations and warranties of PubCo

Except as set forth in the correspondingly numbered section of the disclosure schedules delivered by PubCo (the “PubCo Disclosure Letter”) on or after the date hereof, it being agreed that disclosure of any item in any section of the PubCo Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, PubCo represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

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Section 4.01 Organization and Authority of PubCo. PubCo is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. PubCo has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which PubCo is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by PubCo of this Agreement and any Ancillary Document to which PubCo is or will be a party, the performance by PubCo of its obligations hereunder and thereunder and the consummation by PubCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PubCo. This Agreement has been duly executed and delivered by PubCo, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of PubCo enforceable against PubCo in accordance with its terms. When each Ancillary Document to which PubCo is or will be a party has been duly executed and delivered by PubCo (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of PubCo enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by PubCo of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of PubCo subject to the filing of the Series H Designation with the State of Delaware; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to PubCo; or (c) except as set forth in Section 4.02 of the PubCo Disclosure Letter, require the consent, notice or other action by any Person under any Contract to which PubCo is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to PubCo in connection with the execution and delivery of this Agreement and the Ancillary Documents to which PubCo is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of PubCo to consummate the transactions contemplated hereby on a timely basis.

Section 4.03 Investment Purpose. PubCo is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. PubCo acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of PubCo.

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Section 4.05 Capital Stock. The authorized capital stock of PubCo consists of 100,000,000 shares of PubCo Common Stock and 10,000,000 shares of PubCo Preferred Stock (the “Preferred Stock”). As of the close of business on November 19, 2025 (the “Measurement Date”), (i) 6,270,540 shares of PubCo Common Stock (excluding treasury shares) are issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and are free of preemptive rights, (ii) 3,573,130 shares of Series B Preferred Stock are issued and outstanding which are convertible into 3,573,130 shares of PubCo Common Stock, (iii) 3,500,000 shares of PubCo Common Stock are reserved for issuance under stock options or other incentive rights granted by PubCo, (iv) 6,539,465 shares of PubCo Common Stock are reserved for issuance under warrants issued by the PubC, (v) 2,700 shares of Series C Preferred Stock are authorized and reserved for issuance pursuant to this Agreement (upon the filing of the Series C Designation) and (vi) 2,700,000 shares of PubCo Common Stock are reserved for issuance upon conversion of the Series C Preferred Stock. Except as listed above, PubCo does not have any outstanding warrants, bonds, debentures, notes or other obligations (or those that are convertible into, or exchangeable or exercisable for, PubCo Common Stock). Except as set forth above or in Section 4.05 of the PubCo Disclosure Letter, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries, (B) securities of PubCo or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of PubCo or any of its Subsidiaries or other voting securities or equity interests of PubCo or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of PubCo or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from PubCo or any of its Subsidiaries, or obligations of PubCo or any of its Subsidiaries to issue, any shares of capital stock of PubCo or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of PubCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which PubCo or any of its Subsidiaries is a party or of which PubCo has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries. Except as set forth in Schedule 4.05 of the PubCo Disclosure Letter, the execution and performance of this Agreement and the Share Exchange contemplated herein, the issuance of the Exchanged Common Shares and the Exchanged Preferred Shares will not violate or conflict with the terms and conditions of any warrants issued by the PubCo and will not trigger any changes, amendments, or adjustments, including without limitation, any price adjustment, reset, anti-dilution or similar adjustment.

Section 4.06 SEC Reporting.

(a) PubCo has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by PubCo since January 1, 2023, including all SEC Filings (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “PubCo SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the PubCo SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the PubCo SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the PubCo SEC Documents (i) have been prepared in a manner consistent with the books and records of PubCo, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of PubCo and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, PubCo has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of PubCo have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) PubCo maintains and since January 1, 2023, has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to PubCo and its Subsidiaries required to be disclosed in PubCo’s periodic reports under the Exchange Act is made known to PubCo’s principal executive officer and its principal financial officer by others within PubCo or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting PubCo’s principal executive officer and its principal financial officer to such information required to be included in PubCo’s periodic reports required under the Exchange Act. PubCo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PubCo’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) Except as specifically noted herein, nothing disclosed in the PubCo SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties in this Article IV.

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Section 4.07 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 4.07 of the PubCo Disclosure Letter, there are no Liabilities of PubCo or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of PubCo and its consolidated Subsidiaries as of December 31, 2024 or the footnotes thereto set forth in the PubCo SEC Documents;

(b) Liabilities incurred since December 31, 2024 in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Share Exchange or as permitted or contemplated expressly by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PubCo.

Section 4.08 Legal Proceedings. Except as set forth in the PubCo SEC Documents or in Section 4.08 of the PubCo Disclosure Letter, (a) there are no Actions pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, (b) there are no Orders outstanding against PubCo and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, and (c) no Action pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.09 Taxes.

(a) All Tax Returns required to be filed by PubCo have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by PubCo (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) PubCo has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect.

(c) No claim has been made by any taxing authority against PubCo in any jurisdiction where PubCo may be subject to Tax by that jurisdiction.

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Section 4.10 Nasdaq Listing. Shares of the PubCo Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market under the symbol “LIXT”. PubCo is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of PubCo, threatened against PubCo by Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock or terminate the listing of the PubCo Common Stock on Nasdaq. None of PubCo nor any of its Affiliates or Representatives has taken any action to terminate the registration of the PubCo Common Stock under the Exchange Act except as expressly contemplated by this Agreement.

ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), each of the PubCo and the Company shall, (x) conduct their respective business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of such company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such company.

Section 5.02 Access to Information. From the date hereof until the Closing, each party hereto shall, (a) afford the other party and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to such company; and (b) furnish such requesting party and its Representatives with such financial, operating and other data and information related to the PubCo, the Company and their respective Subsidiaries, as the requesting party or any of its Representatives may reasonably request. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any party hereto. No investigation by any party hereto shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other parties in this Agreement. PubCo and Seller shall comply with and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under any applicable confidentiality agreement to which they are subject, with respect to the information disclosed under this Section 5.02.

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Section 5.03 No Solicitation of Other Bids. Neither the Company nor Seller shall, and shall not authorize or permit any of their respective Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal with respect to the Company; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal with respect to the Company; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal with respect to the Company. The Company and Seller shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company pursuant to which such third-party purchaser directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a party; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets, respectively.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller or the Company shall promptly notify PubCo in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the completion the Share Exchange contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Authority in connection with the completion of the Share Exchange contemplated by this Agreement.

(b) PubCo’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Seller’s Disclosure Letter unless otherwise agreed.

Section 5.05 Governmental and Other Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) Seller and PubCo shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules as promptly as practicable after the Closing and prior to the PubCo Stockholder Meeting.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding any matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with PubCo and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company, respectively, shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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Section 5.06 Closing Conditions From the date hereof until the Closing, each party hereto shall use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof that are applicable to it.

Section 5.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.08 Conversion of Series C Preferred Stock Limitations; PubCo Shareholder Approval. Seller hereby agrees that notwithstanding anything in the Series C Preferred Stock Designation to the contrary, until such time as PubCo has obtained the PubCo Shareholder Approval, neither the Seller, nor any transferee of the Exchanged Preferred Shares, shall be entitled to convert such Exchanged Preferred Shares into Exchanged Common Shares that in the aggregate exceed 19.99% of the issued and outstanding shares of PubCo Common Stock. The Exchanged Preferred Shares shall bear a legend with respect to such limitation. PubCo shall seek to obtain the PubCo Shareholder Approval for the conversion of the Exchanged Preferred Shares into the aggregate number of Exchanged Common Shares at the 2026 Annual PubCo Stockholder Meeting.

Section 5.09 Audit. From and after the Closing, Seller agrees to cooperate with PubCo and PubCo’s auditors in conducting any audit of the Company’s financial statements that may be required under Applicable Law for the period prior to Closing (the “Audit”).

Section 5.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

[RESERVED]

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ARTICLE VII

Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller and the Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Section 5.08 and PubCo shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to PubCo and Seller, as the case may be, and none of such consent, authorization, order and approval shall have been revoked as of the Closing Date.

Section 7.02 Conditions to Obligations of PubCo. The obligations of PubCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or PubCo’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller’s ability to consummate the transactions contemplated by this Agreement.

(b) Seller and the Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against PubCo, Seller, or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to PubCo.

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(e) The closings under the Liora Asset Purchase Agreement and the Orbit Purchase Agreement shall have been consummated in accordance with their respective terms and no default of any party thereto shall have occurred.

(f) The Liora Lease shall have been executed by all parties thereto and be in full force and effect.

(g) Agent shall have delivered to PubCo a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(h) PubCo shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of PubCo contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PubCo’s ability to consummate the transactions contemplated by this Agreement.

(b) PubCo shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, PubCo shall have performed such agreements and covenants, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Seller.

(e) PubCo shall have filed the Certificate of Designation with respect to the Series C Preferred Stock with the Secretary of State of Delaware.

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(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of PubCo, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of PubCo authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying the names and signatures of the officers of PubCo authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Shares of the PubCo Common Stock remain listed on the Nasdaq Global Market.

ARTICLE VIII

Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties of Seller in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.07, Section 3.09 and Section 3.20 (collectively, the “Seller Fundamental Representations”) shall survive indefinitely. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the PubCo contained herein shall survive the Closing and shall remain in full force and effect until the date that is 30 days after the PubCo files its Form 10-K for its fiscal year ending December 31, 2026; provided, that the representations and warranties in Section 4.01, Section 4.02 and Section 4.04 (collectively, the “PubCo Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller shall severally and not jointly indemnify and defend each of PubCo and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “PubCo Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the PubCo Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in ARTICLE III of this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement

Section 8.03 Indemnification By PubCo. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, PubCo shall indemnify and defend the Seller (including the Company if before the Closing) and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of PubCo contained in ARTICLE IV of this Agreement or in any certificate or instrument delivered by or on behalf of PubCo pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by PubCo pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the PubCo Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $50,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $6,500,000 (the “Cap”).

(b) PubCo shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event PubCo shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which PubCo shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Representation or PubCo Fundamental Representation, respectively.

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Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) the Third-party Claim is brought in a jurisdiction other than the Republic of the Philippines. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and PubCo shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

ARTICLE IX

Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Orbit Capital Inc. C/O Cayman International Corporate and Marine Services Ltd. P.O. Box 822, George Town, Grand Cayman KY1-1003, Cayman Islands Attention : Jason Butcher

If to PubCo:	433 Plaza Real, Suite 275 Boca Raton, FL 33432 E-mail: gpursglove@lixte.com Attention: Geordan Pursglove

with a copy to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036 E-mail: rcarmel@srfc.law Attention: Ross Carmel

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Section 9.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, PubCo may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 9.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN COUNTY OF KENT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 No Presumption Against Drafting Party. PubCo and Seller agree and acknowledge that this Agreement has been freely negotiated by both parties at arm’s length between Persons sophisticated and knowledgeable in the matters dealt with herein, and that each party has had an opportunity to consult with an attorney in reviewing and drafting this Agreement. PubCo and Seller further agree that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Agreement or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Agreement or any portion thereof.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

PUBCO:

LIXTE BIOTECHNOLOGY HOLDINGS, INC

By:	/s/ Geordan Pursglove
Name:	Geordan Pursglove
Title:	CEO

THE COMPANY:

LIORA TECHNOLOGIES EUROPE LTD.

By:	/s/ Sidney Braun
Name:	Sidney Braun
Title:	CEO

SELLER:

ORBIT CAPITAL INC.

By:	/s/ Jason Butcher
Name:	Jason Butcher
Title:	Director

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SCHEDULE 1

ASSETS OWNED BY THE COMPANY

1. Owned IP and Goodwill;

2. Technology;

3. Hardware;

4. Software;

5. digital assets;

6. Machines and related components;

7. Commercial Records;

8. the Name (but noting that the Seller may continue operating under the Name until its dissolution);

9. All know-how, working papers, files and records related to Owned IP, Technology, Hardware, Software, digital assets and Machines; and

10. all (if any) of the other assets, property or rights of the Seller exclusively or predominantly relating to the Business and which are not otherwise described, but not the Excluded Assets,

For purposes of this Schedule 1, the capitalized terms set forth above shall have the meaning set forth in the Liora Asset Purchase Agreement.

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